Exhibit 99.1

Bunge Reports First Quarter 2015 Results

White Plains, NY – April 30, 2015 – Bunge Limited (NYSE:BG)

•      Total segment EBIT of $373 million, up $298 million vs. last year

•      Agribusiness and Food & Ingredients off to good starts with favorable full-year outlooks

•      Expect Sugar & Bioenergy to end year EBIT and free cash flow positive

•      Repurchased $200 million of common shares during the quarter

▶  Financial Highlights

	Quarter Ended

US$ in millions, except per share data	3/31/15	3/31/14

Net sales	$10,806	$13,461

Total segment EBIT, adjusted (a)	$373	$75

Agribusiness (b)	$330	$79

Oilseeds	$242	$79

Grains	$88	$0

Food & Ingredients (c)	$72	$54

Sugar & Bioenergy	$(23)	$(64)

Fertilizer	$(6)	$6

Net income (loss) per common share from continuing operations-diluted (a)	$1.58	$(0.15)

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$1.58	$(0.12)

(a)    Total segment earnings before interest and tax (“EBIT”); net income (loss) per common share from continuing operations-diluted; and net income (loss) per common share from continuing operations-diluted, adjusted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)    See footnote 6 of Additional Financial Information for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.

(c)    Includes Edible Oil Products and Milling Products segments.

▶       Overview

Soren Schroder, Bunge’s Chief Executive Officer, stated, “We had a good start to the year with strong results in Agribusiness and Food & Ingredients and an improvement in Sugar & Bioenergy.

“Our Agribusiness operations in North America, Europe and Brazil performed well, capitalizing on strong soybean crushing margins and executing high margin oilseed export programs. Food & Ingredients continued to make progress with its commercial and operational excellence programs, largely offsetting the impacts of significant foreign currency devaluations and slowing economies in certain markets.

“Looking ahead, demand remains solid. Soybean harvests in South America are historically large, which aligns well with our footprint, and farmers in the region have much of their harvests remaining to be priced.  Farmers in the Northern Hemisphere are expected to plant large crops, which should drive high asset utilizations later in the year. We also continue to press ahead in driving greater efficiency and unlocking value through our performance improvement initiatives, which is evident in our results. The rolling four quarter ROIC for our core Agribusiness and Food & Ingredients operations is 10.7%, tracking well above its 7% cost of capital.  We expect strong returns to continue through the course of the year, while also growing earnings on a trajectory to reach our 2017 target of $8.50 per share.

“We continue to follow our strategy of investing in our core businesses. Earlier this month, we announced the creation of a joint venture to invest in the Canadian Wheat Board.  This investment, which provides access to high quality Canadian grain, improves the balance of our global grain network and provides greater market opportunities for Canadian growers.  We remain committed to our balanced approach to capital allocation, and during the first quarter we bought back $200 million of common shares.”

▶       First Quarter Results

Agribusiness

Agribusiness had a strong first quarter in both Oilseeds and Grains.  In Oilseeds, North American processing and global oilseed trading & distribution were the largest contributors to the improved performance. North American processing benefitted from high crush margins resulting from strong global demand and higher volume. Results in our trading & distribution business were higher as we executed oilseed export programs at attractive margins. Processing results in Brazil were good. Higher soybean processing results in Europe were more than offset by weak softseed performance caused by slow farmer selling. Results in Asia were higher as soy processing margins in China improved from the depressed levels seen for most of 2014.

In Grains, higher results in the quarter were largely due to improved performance in global trading & distribution, which benefitted from improved risk management and lower ocean freight costs.  Grain origination results in Brazil were strong, having experienced a significant pick up in volume during March with the devaluation of the real, but were lower than last year.  Grain origination results in most other regions were down, primarily due to slow farmer selling.

In the first quarter, we realized approximately $70 million of gains from mark-to-market reversals on contracts which negatively impacted Q4. The remaining $10 million that impacted the fourth quarter should mostly reverse in Q2 as we execute on the contracts.

Edible Oil Products

Results in the quarter were significantly higher than the prior year, primarily driven by North America and Europe. Our U.S operations benefitted from the combination of higher margins and lower costs, reflecting our initiatives to improve asset efficiency and margins. In Europe, results benefitted from effective commercial strategies and our ongoing focus on costs which largely offset the impacts of devaluing currencies and slowing economies in certain markets. Results in Brazil were comparable to last year as our commercial and operational improvement programs helped offset the impacts of currency devaluation, slowing economic growth and higher energy prices.

Milling Products

Higher results in the quarter were driven by improved performance in wheat milling.  Our Mexican operations benefitted from higher margins, additional synergies from the integration of the mills we acquired from Altex and the recovery of mark-to-market losses on foreign exchange which were incurred in the fourth quarter.  Results in our Brazilian wheat milling operations were slightly higher than last year as our continued focus on operational and commercial improvements more than offset the impacts of foreign currency translation.  In U.S. corn milling, results were slightly lower due to a decrease in volumes.

Sugar & Bioenergy

The first quarter is the inter-harvest period in Brazil when sugarcane mills in the Center-South region typically do not operate for most of the quarter and are selling sugar and ethanol inventories from the previous sugarcane harvest.

Improved results in sugarcane milling were primarily driven by better margins, due to higher prices of sugar and ethanol in local currency, and lower costs.  Results in our trading & distribution business were down slightly. In our biofuel joint-ventures, lower results in the U.S. more than offset higher results in Argentina.  Last year’s results were impacted by approximately $31 million of temporary mark-to-market losses related to hedges on our forward sugar sales.

Fertilizer

Lower results in the quarter were primarily due to lower margins in our Argentina operations resulting from a strike during the quarter which shut down one of our plants and required an increase in higher cost imports.  The situation has been resolved and the facility is now operating normally.  Imports at our Brazilian port were also down compared to last year.

Cash Flow

Cash generated by operations in the first quarter 2015 was $308 million compared to cash used of approximately $1.1 billion in the same period last year.  The year-over-year variance reflects higher earnings, lower commodity prices and our continued focus on optimizing working capital.

Income Taxes

The tax rate for the quarter ended March 31, 2015 was approximately 26%.

▶       Outlook

Drew Burke, Chief Financial Officer, stated, “Agribusiness had a solid start to the year and the full-year outlook is favorable.  With the arrival of South American crops, global export demand is shifting to this region.  In Oilseeds, processing margins have improved in Brazil and Argentina and should remain good through September when export demand begins to shift back to North America.  North America and Europe are entering their slow season where processing margins and utilizations will decrease.  Livestock margins have recently improved in China supporting good crush margins and a favorable outlook for the remainder of the year.  In Grains, South American farmers produced record crops, much of which remains to be sold. Farmers in the Northern Hemisphere are expected to plant large crops this spring, which should drive strong asset utilization and exports later in the year. However, in the near term, farmer selling has been slow, which if it persists, could shift earnings into the second half of the year.

“In Food & Ingredients, we expect 2015 results to be considerably higher year-over-year, driven by our operational excellence initiatives. However, the strong U.S. dollar and slowing economies in certain markets could cause the amount of increase to be less than we earlier expected.

“In Sugar & Bioenergy, our sugarcane crop is developing well and product prices are at levels that give us confidence that we will finish the year profitable and free cash flow positive. Due to the seasonality of the Brazilian sugarcane harvest, we expect results in this segment to be weighted toward the second half of the year.”

▶       Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on April 30, 2015 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (866) 436-9172.  If you are located outside the United States or Canada, dial (630) 691-2760.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 39478196.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and Events” in the “Investors” section of the company’s website.  Select “Q1 2015 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on April 30, 2015, continuing through May 30, 2015.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 39478196.  A replay will also be available at “Past Events” in the “Investors” section of the company’s website.

▶       About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

▶       Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

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                              Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on continuing operations for total segment EBIT, net income (loss) attributable to Bunge and earnings per share for the quarters ended March 31, 2015 and 2014.

			Net Income (loss)		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Quarter Ended March 31:	2015	2014	2015	2014	2015	2014
Continuing operations:
Income tax benefits (charges) (1)	$-	$-	$-	$(5)	$-	$(0.03)
Total	$-	$-	$-	$(5)	$-	$(0.03)

Consolidated Earnings Data (Unaudited)

	Quarter Ended
	March 31,
(In millions)	2015	2014
Net sales	$10,806	$13,461
Cost of goods sold	(10,096)	(13,047)
Gross profit	710	414
Selling, general and administrative expenses	(331)	(366)
Foreign exchange gains (losses)	(7)	22
Other income (expense)-net	1	6
EBIT attributable to noncontrolling interest	-	(1)
Total Segment EBIT (2)	373	75
Interest income	11	19
Interest expense	(53)	(79)
Income tax expense (1)	(85)	(30)
Noncontrolling interest share of interest and tax	3	7
Income (loss) from continuing operations, net of tax	249	(8)
Income (loss) from discontinued operations, net of tax	14	(5)
Net income (loss) attributable to Bunge (3)	263	(13)
Convertible preference share dividends and other obligations	(14)	(14)
Net income (loss) available to Bunge common shareholders	$249	$(27)
Net income (loss) per common share diluted attributable to Bunge common shareholders (4):
Continuing operations	$1.58	$(0.15)
Discontinued operations	0.09	(0.03)
Net income (loss) per common share - diluted	$1.67	$(0.18)
Weighted–average common shares outstanding - diluted	154	147

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended
	March 31,
(In millions, except volumes)	2015	2014
Volumes (in thousands of metric tons):
Agribusiness	31,244	31,674
Edible oil products	1,605	1,613
Milling products	1,080	1,152
Sugar & Bioenergy	2,216	1,940
Fertilizer	117	137

Net sales:
Agribusiness	$7,911	$10,093
Edible oil products	1,648	1,928
Milling products	446	535
Sugar & Bioenergy	747	844
Fertilizer	54	61
Total	$10,806	$13,461
Gross profit:
Agribusiness	$506	$253
Edible oil products	114	121
Milling products	70	69
Sugar & Bioenergy	21	(36)
Fertilizer	(1)	7
Total	$710	$414
Selling, general and administrative expenses:
Agribusiness	$(184)	$(192)
Edible oil products	(81)	(99)
Milling products	(31)	(37)
Sugar & Bioenergy	(30)	(39)
Fertilizer	(5)	1
Total	$(331)	$(366)
Foreign exchange gain (loss):
Agribusiness	$(2)	$16
Edible oil products	5	1
Milling products	(2)	-
Sugar & Bioenergy	(8)	5
Fertilizer	-	-
Total	$(7)	$22
Segment earnings before interest and tax:
Agribusiness	$330	$79
Edible oil products	36	22
Milling products	36	32
Sugar & Bioenergy	(23)	(64)
Fertilizer	(6)	6
Total (2)	$373	$75

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(In millions)	2015	2014
Assets
Cash and cash equivalents	$380	$362
Time deposits under trade structured finance program	352	1,343
Trade accounts receivable, net	1,502	1,840
Inventories (5)	4,778	5,554
Other current assets	4,078	3,982
Total current assets	11,090	13,081
Property, plant and equipment, net	5,079	5,626
Goodwill and other intangible assets, net	584	605
Investments in affiliates	286	294
Other non-current assets	1,442	1,826
Total assets	$18,481	$21,432
Liabilities and Equity
Short-term debt	$626	$594
Current portion of long-term debt	905	408
Letter of credit obligations under trade structured finance program	352	1,343
Trade accounts payable	3,155	3,248
Other current liabilities	2,619	3,111
Total current liabilities	7,657	8,704
Long-term debt	2,337	2,855
Other non-current liabilities	1,024	1,146
Total liabilities	11,018	12,705
Redeemable noncontrolling interest	34	37
Total equity	7,429	8,690
Total liabilities and equity	$18,481	$21,432

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Quarter Ended
	March 31,
(In millions)	2015	2014
Operating Activities
Net income (loss) (3)	$260	$(19)
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange loss (gain) on debt	(225)	42
Depreciation, depletion and amortization	120	124
Other, net	18	4
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	221	(488)
Inventories	471	(658)
Prepayments and advances to suppliers	(226)	(62)
Net unrealized gain/loss on derivative contracts	(275)	(53)
Trade accounts payable and accrued liabilities	38	331
Other, net	(94)	(278)
Cash provided by (used for) operating activities	308	(1,057)
Investing Activities
Payments made for capital expenditures	(117)	(165)
Acquisitions of businesses (net of cash acquired)	(48)	(12)
Proceeds from sales of investments	60	30
Payments for investments	(71)	(39)
Payments for investments in affiliates	(10)	(13)
Other, net	(2)	(9)
Cash provided by (used for) investing activities	(188)	(208)
Financing Activities
Net borrowings (repayments) of short-term debt	72	629
Net proceeds (repayments) of long-term debt	142	682
Proceeds from sales of common shares	10	6
Repurchases of common shares	(200)	(92)
Dividends paid	(58)	(53)
Other, net	(1)	(14)
Cash provided by (used for) financing activities	(35)	1,158
Effect of exchange rate changes on cash and cash equivalents	(67)	(3)
Net increase (decrease) in cash and cash equivalents	18	(110)
Cash and cash equivalents, beginning of period	362	742
Cash and cash equivalents, end of period	$380	$632

▶ Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income (loss) attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended
	March 31,
(In millions)	2015	2014
Total segment EBIT	$373	$75
Interest income	11	19
Interest expense	(53)	(79)
Income tax (expense) benefit	(85)	(30)
Income (loss) from discontinued operations, net of tax	14	(5)
Noncontrolling interest share of interest and tax	3	7
Net income (loss) attributable to Bunge	$263	$(13)

Earnings per common share-diluted (excluding certain gains & charges and discontinued operations)

Below is a reconciliation of earnings per common share-diluted (excluding certain gains and charges and discontinued operations) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges and discontinued operations) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended March 31,
	2015	2014
Continuing operations:
Net income (loss) per common share - diluted (excluding certain gains & charges and discontinued operations)	$1.58	$(0.12)
Certain gains & charges (see Additional
Financial Information section)	-	(0.03)
Net income (loss) per share - continuing operations	1.58	(0.15)

Discontinued operations	0.09	(0.03)

Net income (loss) per common share-diluted	$1.67	$(0.18)

„  Notes

(1)               2014 income tax benefits (charges) includes a charge of $5 million related to an uncertain income tax position in North America recorded in the first quarter.

(2)               See Reconciliation of Non-GAAP Measures.

(3)               A reconciliation of net income attributable to Bunge to net income (loss) is as follows:

	Three Months Ended
	March 31,
	2015	2014
Net income (loss) attributable to Bunge	$263	$(13)
EBIT attributable to noncontrolling interest	-	1
Noncontrolling interest share of interest and tax	(3)	(7)
Net income (loss)	$260	$(19)

(4)               Approximately 2 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three months ended March 31, 2015. For the three months ended March 31, 2015, the effect of approximately 1 million incremental common shares and approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were dilutive and included in the weighted-average number of common shares outstanding.

Approximately 3 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three months ended March 31, 2014. For the three months ended March 31, 2014, the effect of approximately 1 million incremental common shares and approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of common shares outstanding.

(5)               Includes readily marketable inventories of $3,802 million and $4,409 million at March 31, 2015 and December 31, 2014, respectively. Of these amounts $2,629 million and $2,937 million, respectively, are attributable to merchandising activities.

(6)               The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.